Exhibit 5.2

February 28, 2024

NewAmsterdam Pharma Company N.V.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Ladies & Gentlemen:

We have acted as U.S. counsel to NewAmsterdam Pharma Company N.V., a public limited liability company (naamloze vennootschap), incorporated under the laws of the Netherlands with its corporate seat in Naarden and registered office at Gooimeer 2-35, 1411 DC Naarden, the Netherlands, and registered with the Dutch trade register under number 86649051 (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Post-Effective Amendment No. 3, on Form S-3, to the Registration Statement on Form F-1, which is being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), of (a) the issuance of ordinary shares in the share capital of the Company (the “Ordinary Shares”) and (b) the resale of Ordinary Shares and up to 167,000 warrants (the “Private Placement Warrants”) originally issued in a private placement by Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company (“FLAC”), and assumed by the Company pursuant to the Warrant Assumption Agreement, dated November 22, 2022 (the “Warrant Assumption Agreement”), by and among FLAC, the Company and Continental Stock Transfer & Trust Company (“Continental”), now held by certain shareholders of the Company, as follows:

(i) the issuance of up to 1,736,545 Ordinary Shares upon the exercise of options to purchase Ordinary Shares issued certain entities affiliated with our executive officers;

(ii) the resale of up to 60,395,006 Ordinary Shares; and

(iii) the resale of the Private Placement Warrants.

We have reviewed the (i) Business Combination Agreement, dated as of July 25, 2022 (the “Business Combination Agreement”), by and among the Company, NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, FLAC, and NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company, (ii) Warrant Agreement, dated December 8, 2020, by and between FLAC and Continental, (iii) Warrant Assumption Agreement, pursuant to which, among other things, each outstanding warrant to purchase a FLAC Class A Ordinary Share became a warrant to purchase one Ordinary Share on substantially the same contractually terms and conditions as were in effect immediately prior to the date on which the Merger (as defined in the Business Combination Agreement) became effective and (iv) form of Specimen Warrant Certificate, filed as Exhibit 4.2 to the Registration

NewAmsterdam Pharma Company N.V.

February 28, 2024

Statement (collectively, the “Documents”). We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that (i) the Company is a corporation duly organized, validly existing and in good standing under the law of the Netherlands and had all legal right, power and authority necessary (A) to issue the Private Placement Warrants and (B) to execute, deliver and perform its obligations under the Documents, (ii) the issuance and sale of the Private Placement Warrants and the execution, delivery and performance by the Company of its obligations under the Documents have been duly authorized by the Company, and (iii) the Warrants have been duly executed and delivered in accordance with the Business Combination Agreement and the Warrant Assumption Agreement and the Warrants have been duly issued as contemplated in the registration statement on Form F-4 (File No. 333-266510), filed pursuant to the Securities Act, with the Commission on October 13, 2022. We have assumed further that the execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate or contravene any judgment, order, decree or permit issued by any court, arbitrator or governmental or regulatory authority, or conflict with or result in the breach of, or constitute a default under, any contract or other instrument binding on or affecting the Company or any of its properties or assets.

We have made no investigation for the purpose of verifying the assumptions set forth herein.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that subject to the qualifications set forth below, when the Registration Statement has become effective under the Securities Act, the Private Placement Warrants, insofar as they are governed by the law of the State of New York, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications:

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; or (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy.

We are members of the bar of New York. We do not express any opinion herein on any laws other than the law of the State New York.

NewAmsterdam Pharma Company N.V.

February 28, 2024

We hereby consent to the filing of this opinion as Exhibit 5.2 to the to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP

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